FOR RELEASE FEBRUARY 13, 2006
Contact:	Lawrence Pemble Judy Zakreski Chindex International, Inc. (301) 215-7777

CHINDEX INTERNATIONAL, INC.
ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS
ENDED DECEMBER 31, 2005
22% Consolidated Revenue Growth For The Quarter
Hospital and Equipment Divisions Report Profitable Operations
Closedown of Distribution Division in Process

BETHESDA, MARYLAND – February 13, 2006 - Chindex International, Inc. (NASDAQ: CHDX), an independent American provider of Western healthcare products and medical services in the People’s Republic of China, today announced results for the quarter ended December 31, 2005. The Company will report a 22% increase in consolidated revenue over the same quarter of the prior fiscal year and an after-tax loss. The Medical Capital Equipment and Healthcare Services divisions both reported profitable operations while the Healthcare Products Distribution division accounted for the loss in the quarter as closedown of operations in this division were initiated.

Revenue for the quarter ended December 31, 2005 was $27.2 million with a loss from operations of $516,000 and a net loss of $463,000 or a loss per share of $0.07. This compares to revenue of $22.3 million with a loss from operations of $3.3 million and a net loss of $3.7 million, or a loss per share of $0.69, for the quarter ended December 31, 2004.

Revenue for the nine months ended December 31, 2005 was $77.8 million with a loss from operations of $2.8 million and a net loss of $2.5 million, or a loss per share of $0.39. This compares to revenue of $76.6 million with a loss from operations of $2.8 million and a net loss of $3.6 million, or a loss per share of $0.68, for the nine months ended December 31, 2004.

Roberta Lipson, President and CEO of Chindex commented from the Company’s offices in Beijing: “During the recent quarter we reported strong revenue growth in the Healthcare Services segment of 91%, as compared to the prior year period. We reported modest revenue growth in the Medical Capital Equipment segment of 7% in spite of continuing market challenges. The results for the period were a significant improvement over the prior year with both the equipment and hospital divisions reporting profitable operations. In addition, we had a significant decrease in expenses at the parent company level. Although we reported a consolidated loss, it was attributable to the results of the Healthcare Products Distribution division which we began closing down following our announcement on November 23, 2005.

“In the Healthcare Services segment we are very pleased to see that the United Family Hospital network has continued to increase its profitability on a consolidated basis this quarter based on revenue growth system-wide. Growth continues in both the Beijing and Shanghai markets and we expect continued profitability from this division. We closed on a long-term financing package with the International Finance Corporation of the World Bank for approximately $8 million during the quarter which is now providing us with capital funding for expansion projects throughout the United Family Hospital network and which has allowed us to restructure our balance sheet debt along more traditional hospital ratios. Our formal accreditation from the Joint Commission International of the United Family Hospital network operations in Beijing sets us distinctly apart from any other healthcare network in Asia. It is a strong, global affirmation from the premier accreditation agency in the health services industry of our quality standard at United Family Hospitals. This is the hallmark of our brand value. We are the first hospital network in Asia to receive this accreditation.

“In the Medical Capital Equipment segment our results included delivery of goods under the current phase of our German KfW financing package which helped to offset the continuation of several factors which are impacting our results so far this year. These include lackluster sales in certain product categories due to maturing product life cycle issues, increased competition in certain mid-tier product markets and delays due to product registrations in other product categories. We continue to focus on cost containment and have new premium and mid-tier market product releases scheduled during the fourth quarter. In addition, the product registration process has recently been completed for another line of products which has allowed sales to proceed. We have experienced such down periods in the capital equipment business before in China. We believe there is basically no change to the underlying demand for the products and services we provide to the Chinese hospital markets.

“On November 23, 2005, we announced that we would close down operations of the retail pharmacy distribution business, which comprises most of the operations of the Healthcare Products Distribution segment. The logistics operations of the segment will migrate to the parent company level and continue to provide services to other business units of the Company. During the recent quarter, the business operations of the segment generally continued to be routine as the closedown process began. The closedown process of the retail pharmacy business is continuing at the time of this release. Our objective is to minimize the overall costs to the Company through the careful migration of personnel where possible and realization of assets. Although we originally expected the closedown to be substantially completed by December 31, 2005, managing the process in order to reduce associated costs to us has extended the implementation timeline beyond our original estimate by a few months.”

Chindex is an American healthcare company supplying both medical equipment and healthcare services to the Chinese marketplace, including Hong Kong. It sells medical equipment produced by a number of major multinational companies including Siemens AG as its exclusive distribution partner for the sales and servicing of color doppler ultrasound systems. It also arranges financing packages for the supply of medical equipment to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. It provides healthcare services through the operations of its network of private primary care hospitals and affiliated ambulatory clinics in China. With twenty-four years of experience, approximately 1,000 employees, and operations in the United States, China and Hong Kong, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Some of the information in this press release may contain statements regarding future expectations, plans, prospects for performance of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company cannot guarantee future results, levels of activity, performance or achievements. The numbers discussed in this press release also involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described by such statements: our ability to manage our growth and maintain adequate controls, our ability to obtain additional financing, the loss of services of key personnel, general market conditions including inflation or foreign currency fluctuations, our dependence on relationships with suppliers, the timing of our revenues and fluctuations in financial performance, the availability to our customers of third-party financings, product liability claims and product recalls, competition, hiring and retaining qualified sales and service personnel, management of inventory, relations with foreign trade corporations, dependence on sub-distributors and dealers, completion and opening of healthcare facilities, attracting and retaining qualified physicians and other hospital personnel, regulatory compliance, the cost of malpractice, our dependence on our information systems, the economic policies of the Chinese government, the newness and undeveloped nature of the Chinese legal system, the regulation of the conversion of Chinese currency, future epidemics in China such as SARS or Avian Flu, the control over our operation by insiders, continuity of relationships and variability of financial margins with existing suppliers, our liquidity and availability of capital resources to meet cash requirements, including capital expenditures, bid and performance bonds, limitations on the inter-entity transfers and other limitations imposed by existing credit facilities, uncertainty about the costs related to the closedown of the Healthcare Products Distribution segment, and those other factors contained in the section titled “Risk Factors” as set forth in the Company’s Registration Statement (File No. 333-114996) declared effective by the Securities and Exchange Commission on December 5, 2005, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. The forward-looking statements and numbers contained herein represent the judgment of the Company, as of the date of this press release, and the Company disclaims any intent or obligation to update such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances on which such statements are based.

# # # #
Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(thousands except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2005	2004	2005	2004
Product sales	$17,246	$17,141	$51,510	$60,509
Healthcare services revenue	9,920	5,188	26,289	16,050

Total revenue	27,166	22,329	77,799	76,559
Cost and expenses
Product sales costs	13,784	13,587	40,906	48,462
Healthcare services costs	9,151	6,751	24,559	16,798
Selling and marketing expenses	3,018	3,297	9,347	8,962
General and administrative expenses	1,729	2,039	5,743	5,190

Loss from operations	(516)	(3,345)	(2,756)	(2,853)
Other (expenses) and income
Interest expense	(203)	(36)	(397)	(108)
Interest income	50	33	117	66
Foreign exchange gain (loss)	48	(20)	379	(50)
Miscellaneous (expense) income – net	(59)	(31)	23	(65)

Loss before income taxes	(680)	(3,399)	(2,634)	(3,010)
Benefit from (provision for) income taxes	217	(314)	90	(549)

Net loss	$(463)	$(3,713)	$(2,544)	$(3,559)

Net loss per common share — basic and diluted	$(.07)	$(.69)	$(.39)	$(.68)

Weighted average shares outstanding — basic and diluted	6,536,122	5,405,337	6,518,042	5,250,244

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(thousands except share data)

(Unaudited)

	December 31, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,683	$8,173
Trade accounts receivable, less allowance for doubtful accounts of $2,458 and $1,851, respectively
Equipment sales receivables	11,491	13,120
Patient service receivables	4,532	2,706
Inventories, net	10,755	10,856
Deferred income tax	341	222
Other current assets	2,722	2,034

Total current assets	37,524	37,111
Property and equipment, net	18,064	17,620
Long-term deferred income taxes	2,210	1,780
Other assets	725	777

Total assets	$58,523	$57,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$24,371	$26,420
Short-term portion of capitalized leases	82	189
Short-term debt and vendor financing	2,413	2,839
Income taxes payable	177	4

Total current liabilities	27,043	29,452
Long-term portion of capitalized leases	103	124
Long-term debt and vendor financing	8,802	2,749

Total liabilities	35,948	32,325

Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	0	0
Common stock, $.01 par value, 13,600,000 shares authorized, including 1,600,000 designated
Class B:
Common stock – 5,783,515 and 5,728,443 shares issued and outstanding	58	57
at December 31, 2005 and March 31, 2005, respectively
Class B stock – 775,000 shares issued and outstanding at December	8	8
31, 2005 and March 31, 2005
Additional paid in capital	35,995	35,884
Accumulated other comprehensive income	61	17
Accumulated deficit	(13,547)	(11,003)

Total stockholders’ equity	22,575	24,963

Total liabilities and stockholders’ equity	$58,523	$57,288

SEGMENT INFORMATION

The Company has three reportable segments: Medical Capital Equipment, Healthcare Services and Healthcare Products Distribution. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on the Company’s investment portfolio. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:”

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of December 31, 2005
Assets	$23,310,000	$26,244,000	$8,969,000	$58,523,000

For the quarter ended December 31, 2005:
Sales and service revenue	$10,143,000	$9,920,000	$7,103,000	$27,166,000
Gross Profit	3,111,000	n/a	351,000	n/a
Gross Profit %	31%	n/a	5%	n/a
Income (loss) from operations	$15,000	$439,000	$(970,000)	$(516,000)
Other (expense) net				(164,000)

Loss before income taxes				$(680,000)

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of March 31, 2005
Assets	$22,698,000	$20,878,000	$13,712,000	$57,288,000
For the quarter ended December 31, 2004
Sales and service revenue	$9,462,000	$5,188,000	$7,679,000	$22,329,000
Gross Profit	2,520,000	n/a	1,034,000	n/a
Gross Profit %	27%	n/a	13%	n/a
Loss from operations	$(1,035,000)	$(1,838,000)	$(472,000)	$(3,345,000)
Other (expense) net				(54,000)

Loss before income taxes				$(3,399,000)

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of December 31, 2005
Assets	$23,310,000	$26,244,000	$8,969,000	$58,523,000

For the nine-months ended December 31, 2005:
Sales and service revenue	$31,032,000	$26,289,000	$20,478,000	$77,799,000
Gross Profit	9,222,000	n/a	1,383,000	n/a
Gross Profit %	30%	n/a	7%	n/a
(Loss) income from operations	$(241,000)	$586,000	$(3,101,000)	$(2,756,000)
Other income net				122,000

Loss before income taxes				$(2,634,000)

	Medical Capital		Healthcare Products
	Equipment	Healthcare Services	Distribution	Total
As of March 31, 2005
Assets	$22,698,000	$20,878,000	$13,712,000	$57,288,000
For the nine-months ended December 31, 2004
Sales and service revenue	$34,393,000	$16,050,000	$26,116,000	$76,559,000
Gross Profit	9,220,000	n/a	2,826,000	n/a
Gross Profit %	27%	n/a	11%	n/a
Income (loss) from operations	$90,000	$(1,446,000)	$(1,497,000)	$(2,853,000)
Other (expense) net				(157,000)

Loss before income taxes				$(3,010,000)